                                                                   Exhibit 10.20

                            ASSET PURCHASE AGREEMENT

                      (as amended as of February 23, 2001)


         ASSET PURCHASE AGREEMENT dated as of December 28, 2000 by and between Ezenia! Inc., a Delaware corporation (the "PURCHASER"), and General Dynamics Government Systems Corporation, a Delaware corporation (the "SELLER"), acting through its General Dynamics Electronic Systems division.

         This Agreement contemplates a transaction in which the Purchaser will purchase for cash and stock of the Purchaser substantially all of the assets, and will assume certain specified liabilities, of and relating to the InfoWorkSpace product line of the General Dynamics Electronic Systems division of the Seller (the portion of General Dynamics Electronic Systems division pertaining to the InfoWorkSpace product line being referred to herein as the "DIVISION" or "IWS").

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below:

                  "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

                  "AGREEMENT" means this Asset Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof.

                  "ANCILLARY AGREEMENTS" means, collectively, the Lease, the Reseller Agreement, the Development Agreement, the Put Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the Assignments of Intellectual Property.

                  "ASSIGNMENT AND ASSUMPTION AGREEMENT" has the meaning set forth in Section 3.3.

                  "ASSIGNMENTS OF INTELLECTUAL PROPERTY" has the meaning set forth in Section 3.3.

                  "ASSUMED LIABILITIES" has the meaning set forth in Section
2.3.

                  "BILL OF SALE" has the meaning set forth in Section 3.3.

                  "CASH" means cash and cash equivalents, marketable securities and short-term investments, in each case determined in accordance with GAAP, applied on a basis consistent with that used in the preparation of the Selected Financial Information.

                  "CLOSING" has the meaning set forth in Section 3.1.

                  "CLOSING DATE" has the meaning set forth in Section 3.2.

                  "COBRA" means the health plan continuation coverage rules under the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "CONFIDENTIAL INFORMATION" means any information, in whatever form or medium, concerning the operations or affairs of the Division.

                  "CONTRACTS" has the meaning set forth in Section 2.1(a).

                  "COPYRIGHTS" means United States and foreign copyrights and mask works, whether registered or unregistered, along with the registrations and pending applications to register the same.

                  "DEVELOPMENT AGREEMENT" means the agreement between the parties relating to the further development of IWS by the Seller, substantially in the form attached hereto as EXHIBIT F (the "DEVELOPMENT AGREEMENT").

                  "DISCLOSURE SCHEDULES" means, collectively, the various Schedules referred to in this Agreement.

                  "DIVISION" has the meaning set forth in the Preamble to this Agreement.

                  "DIVISION EMPLOYEES" means, collectively, all of (a) the employees of the Seller who as of the Closing Date are actively employed primarily in connection with the Division, (b) the employees of the Seller employed primarily in connection with the Division who, as of the Closing Date, are on leave for purposes of jury duty, vacation or annual military duty, (c) the inactive employees of the Seller employed primarily in connection with the Division who, as of the Closing Date, are on maternity leave, sick leave, leave under the Family and Medical Leave Act or short-term disability leave and (d) the inactive employees of the Seller employed primarily in connection with the Division who, as of the Closing Date, are entitled to recall rights, reinstatement rights or rights to reemployment under any collective bargaining agreement assumed by the Purchaser pursuant to this Agreement. The inactive employees described in clauses (c) and (d) will be deemed to be Division Employees only at such time, if any, as such employees are recalled, reinstated or reemployed by the Purchaser after the Closing Date. All "Division Employees" shall be listed on the attached Schedule 6.13.

                  "EMPLOYEE BENEFIT PLAN" means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is required by the context in which the term is used.

                  "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in
Section 3(2) of ERISA.

                  "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in
Section 3(2) of ERISA and any other plan, arrangement or agreement providing retirement, deferred compensation, equity or other stock based or non-cash incentives, health, life or other welfare type benefits, regardless of whether described in Section 3(1) of ERISA.

                  "ENVIRONMENTAL LAW" means any Law with respect to the preservation of the environment or the promotion of worker health and safety, including any Law relating to Hazardous Materials, drinking water, surface water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, noises, odors, air emissions, waste emissions or wells. Without limiting the generality of the foregoing, the term will encompass each of the following statutes and the regulations promulgated thereunder, and any similar applicable state, local or foreign Law, each as amended (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, (b) the Resource Conservation and Recovery Act of 1976, (c) the Solid Waste Disposal Act, (d) the Hazardous Materials Transportation Act, (e) the Toxic Substances Control Act, (f) the Clean Water Act, (g) the Clean Air Act, (h) the Safe Drinking Water Act, (i) the National Environmental Policy Act of 1969, (j) the Superfund Amendments and Reauthorization Act of 1986, (k) Title III of the Superfund Amendments and Reauthorization Act, (l) the Federal Insecticide, Fungicide and Rodenticide Act and (m) the provisions of the Occupational Safety and Health Act of 1970 relating to the handling of and exposure to Hazardous Materials and similar substances.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "EXCLUDED ASSETS" has the meaning set forth in Section 2.2.

                  "EXCLUDED LIABILITIES" has the meaning set forth in Section
2.4.

                  "GAAP" means United States generally accepted accounting principles in effect as of the date of this Agreement.

                  "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

                  "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "HAZARDOUS MATERIALS" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined or identified as hazardous or toxic under any Environmental Law or the Release of which is prohibited under any Environmental Law. Without limiting the generality of the foregoing, the term will include (a) "hazardous substances" as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, or Title III of the Superfund Amendments and Reauthorization Act and regulations promulgated thereunder, each as amended, (b) "hazardous waste" as defined in the Solid Waste Disposal Act and regulations promulgated thereunder, each as amended, (c) "hazardous materials" as defined in the Hazardous Materials Transportation Act and the regulations promulgated thereunder, each as amended, (d) "chemical substance or mixture" as defined in the Toxic Substances Control Act and regulation promulgated thereunder, each as amended, (e) petroleum and petroleum products and byproducts and (f) asbestos.

                  "INDEMNIFIED PARTY" has the meaning set forth in Section 10.4.

                  "INDEMNIFYING PARTY" has the meaning set forth in Section
10.4.

                  "INTELLECTUAL PROPERTY" has the meaning set forth in Section 2.1(c).

                  "IRS" means the Internal Revenue Service of the Department of the Treasury.

                  "IWS" has the meaning set forth in the Preamble to this Agreement.

                  "KNOWLEDGE" as used with respect to the Seller means the actual knowledge after reasonable investigation of the directors, officers and employees of the Seller.

                  "LAW" means any constitutional provision, statute, law, rule, regulation, Permit, decree, injunction, judgment, order, ruling, determination, finding or writ of, or any similar form of decision or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Entity.

                  "LEASE" means the lease relating to the property located at 1450 Academy Loop Park, Colorado Springs, Colorado 80910.

                  "LEASED REAL PROPERTY" has the meaning set forth in Section 4.8(c).

                  "LIEN" means any mortgage, pledge, security interest, charge, claim or other encumbrance, other than (a) mechanics', materialmens' and similar liens with respect to amounts not yet due and payable, (b) liens for Taxes not yet due and payable and (c) liens securing rental payments under capital lease arrangements.

                  "LOSSES" has the meaning set forth in Section 10.2(a).

                  "MACHINERY AND EQUIPMENT" has the meaning set forth in Section 2.1(b).

                  "MULTIEMPLOYER PLAN" has the meaning set forth in Section 3(37) of ERISA.

                  "OWNED SOFTWARE" has the meaning set forth in Section 4.10
(j).

                  "PATENT RIGHTS" means United States and foreign patents, provisional patent applications, patent applications, continuations, continuations-in-part, re-examinations, patents by addition, Supplemental Protection Certificates, patent term extensions, divisions, renewals, reissues.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "PERMIT" means any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, issued by any Governmental Entity.

                  "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

                  "PROHIBITED TRANSACTION" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

                  "PURCHASE PRICE" has the meaning set forth in Section 2.5.

                  "PURCHASED ASSETS" has the meaning set forth in Section 2.1.

                  "PURCHASED RECORDS" has the meaning set forth in Section
2.1(h).

                  "PURCHASER" has the meaning set forth in the Preamble to this Agreement.

                  "PURCHASER INDEMNIFIED PARTIES" has the meaning set forth in
Section 10.2(a).

                  "PURCHASER INVESTMENT PLAN" has the meaning set forth in
Section 8.2(b)(iii).

                  "PURCHASER'S ACCOUNTING FIRM" means Ernst & Young LLP or any successor organization.

                  "PURCHASER WELFARE PLAN" has the meaning set forth in Section 8.2(c)(ii).

                  "PUT AGREEMENT" has the meaning set forth in Section 2.5(b).

                  "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, migrating, discarding, burying, abandoning or disposing into the environment.

                  "REPORTABLE EVENT" has the meaning set forth in Section 4043 of ERISA.

                  "RESELLER AGREEMENT" means the agreement setting forth the conditions pursuant to which the Seller will act as an IWS reseller, substantially in the form attached hereto EXHIBIT E (the "RESELLER AGREEMENT").

                  "SCHEDULE" means, unless the context otherwise requires, the referenced Schedule included in the Disclosure Schedules.

                  "SELECTED FINANCIAL INFORMATION" has the meaning set forth in
Section 4.4.

                  "SELLER" has the meaning set forth in the Preamble to this Agreement.

                  "SELLER INVESTMENT PLAN" means the General Dynamics Corporation Savings and Stock Investment Plan.

                  "SELLER'S ACCOUNTING FIRM" means Arthur Andersen, LP.

                  "SELLER WELFARE PLAN" has the meaning set forth in Section 8.2(c)(i).

                  "SHARES" has the meaning set forth in Section 2.5.

                  "SIGNING PAYMENT" has the meaning set forth in Section 7.9.

                  "SOFTWARE" means, whether in source code, object code or human readable form, all computer software programs, software systems, tool sets, compilers, and high-level or proprietary languages along with all related technical manuals, user manuals, and other documentation and materials and all databases and data compilations.

                  "STRADDLE PERIOD" means any taxable year or period beginning on or before and ending after the Closing Date.

                  "TAX" means any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other tax, fee, assessment or charge, including any interest, penalty or addition thereto.

                  "TAX RETURN" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.

                  "TRADEMARKS" means United States, state and foreign trademarks, service marks, trade names, trade dress, logos, Internet domain names, URLs, designs, logotypes, slogans and general intangibles of like nature, whether registered or unregistered, including all common law rights in and all goodwill associated with the foregoing, and all registrations and pending applications to register the foregoing.

                  "TRADE SECRETS" means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, techniques, technology, algorithms, models, reports, data, research and development information, drawings, designs, plans, proposals, financial, marketing and business data, pricing and cost information, customer lists, supplier lists, mailing lists, business plans, and other proprietary information.

         SECTION 2.  BASIC TRANSACTION.

                  2.1 PURCHASE AND SALE OF PURCHASED ASSETS. Subject to the provisions of Section 2.2, at the Closing the Purchaser will purchase from the Seller, and the Seller will sell, transfer, assign, convey and deliver to the Purchaser, all right, title and interest in and to all of the assets, rights and properties that are owned by the Seller and used or held for use in connection with the Division, wherever such assets, rights or properties are located (collectively, the "PURCHASED ASSETS"), including the following assets, rights and properties:

                           (a) subject to Section 2.2(a), all of the Seller's rights and benefits under all contracts, agreements, commitments, leases, licenses, instruments, guaranties, bids and proposals listed on
         Schedule 2.1(a) of the Disclosure Schedules, including any confidentiality agreements between the Seller and any prospective purchaser of all or any portion of the Division, all unfilled orders relating to the customer contracts set forth on Schedule 2.1(a) outstanding as of the Closing Date (a schedule of which shall be delivered by the Seller to the Purchaser on the Closing Date) for the purchase of raw materials, goods or services by the Seller in connection with the Division, and all unfilled orders outstanding as of the Closing Date for the sale of goods or services by the Seller in connection with the Division (collectively, the "CONTRACTS");

                           (b) all equipment, including computer network equipment, test equipment, spare parts, furniture, fixtures, automobiles and trucks owned by the Seller and used or held for use in connection with the Division as of the Closing Date, and all of the interest of the Seller in the machinery and equipment used or held for use by the Seller in connection with the Division as of the Closing Date under equipment leases included in the Contracts (collectively, the "MACHINERY AND EQUIPMENT"), all of which shall be set forth in
         Schedule 2.1(b) of the Disclosure Schedules;

                           (c) the source code and object code for the IWS product (it being understood that the Seller will retain copies thereof), and all Copyrights, Patent Rights, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements to and extensions of any of the foregoing, Trademarks and all associated goodwill owned by the Seller and used or held for use in solely connection with the Division as of the Closing Date, including those as set forth on Schedule 2.1(c) of the Disclosure Schedules, and all Software and Trade Secrets and other intellectual property rights (in whatever form or medium) owned and used by the Seller in connection with the Division as of the Closing Date (collectively, the "INTELLECTUAL PROPERTY"); and

                           (d) copies of all records and any other material documents (regardless of the media in which they are stored) relating to the Purchased Assets and the Assumed Liabilities, it being acknowledged by the parties that the Seller will retain copies of same.

                  2.2 EXCLUDED ASSETS. Notwithstanding the provisions of Section 2.1, the Purchased Assets will not include the following assets, rights or properties (collectively, the "EXCLUDED ASSETS"):

                           (a) all of the Seller's IWS contracts with its customers and with Placeware, Inc.;

                           (b) the Geospaces code, logo and other Geospaces Intellectual Property;

                           (c) any rights of the Seller or any of its Affiliates with respect to any Tax refund, carryback or carryforward relating to the Division for periods ending on or prior to the Closing Date;

                           (d) any property, casualty, workers' compensation or other insurance policy or related insurance services contract relating to the Seller or any of its Affiliates, and any rights of the Seller or any of its Affiliates under any such insurance policy or contract, other than rights under such policies or contracts with respect to any Assumed Liability or any casualty affecting any of the Purchased Assets; and

                           (e) any rights of the Seller under this Agreement, any Ancillary Agreement or under any other agreement between the Seller and the Purchaser.

                  2.3 ASSUMPTION OF LIABILITIES. Subject to the provisions of
Section 2.4, at the Closing the Purchaser will assume and become responsible for, and will thereafter pay, perform and discharge when due, only the following liabilities and obligations of the Seller in connection with the Division (collectively, the "ASSUMED LIABILITIES"):

                           (a) all liabilities and obligations of the Division arising with respect to the Contracts that are set forth on Schedule 2.1(a) of the Disclosure Schedules, subject to Section 2.3 (c), to the extent, and only to the extent, such liabilities and obligations accrue after the Closing Date and relate to the performance of such Contracts after the Closing Date;

                           (b) all liabilities and obligations of the Seller in connection with the Division relating to written warranties extended in connection with products sold, excluding any liability or obligation in connection with any claim of death or personal injury (whether based on theories of breach of warranty, tort, strict product liability or otherwise); and

                           (c) all liabilities and obligations of the Division relating to the provision of maintenance services for all versions of IWS in use by the Seller's customers as of the Closing Date.

                  2.4 EXCLUDED LIABILITIES. The Purchaser will not assume or become responsible for and the Assumed Liabilities will not include, any liability or obligation of any nature, fixed or contingent or known or unknown, of the Seller or its Affiliates whatsoever, other than those specifically set forth in Section 2.3 (all such unassumed liabilities and obligations, collectively, the "EXCLUDED LIABILITIES").

                  2.5      PURCHASE PRICE.

                           (a) On the terms and subject to the conditions set forth in this Agreement, the Purchaser will pay and deliver to the Seller (i) Four Million Five Hundred Thousand Dollars ($4,500,000) (the "SIGNING PAYMENT"), payable on the execution of this Agreement, (ii) Six Million Dollars ($6,000,000), plus an amount equal to Seventeen Thousand Five Hundred Dollars ($17,500) multiplied by the number of days between and including January 1, 2001 and the Closing Date ("TRANSITIONAL LABOR COSTS"), less the amount of the Revenue Credit, as described in Section 6.15, payable at the Closing, (iii) Three Million Dollars ($3,000,000) payable on July 2, 2001, and (iv) Two Million Dollars ($2,000,000) payable on January 4, 2002, in cash by wire transfer of immediately available funds to an account designated by the Seller. At the Closing, the Purchaser will also deliver to the Seller Four Hundred Thousand (400,000) shares of the Purchaser's common stock, par value $0.01 per share (the "SHARES"). The "PURCHASE PRICE" will be equal to (i) the sum of the net cash payments described in clauses
         (i)-(iv) of this Section 2.5(a) plus (ii) a cash deposit previously made by Purchaser of One Million Five Hundred Thousand Dollars ($1,500,000) and (iii) the market value of Shares.

                           (b) As partial consideration for the sale of IWS to the Purchaser, the Shares will be required to be redeemed by the Purchaser, if requested by the Seller, in accordance with the terms and conditions set forth on the agreement between the parties substantially in the form attached hereto as EXHIBIT A (the "PUT AGREEMENT").

                  2.6 ALLOCATION OF PURCHASE PRICE. The Seller and the Purchaser agree to confer as to the allocation of the Purchase Price for tax and accounting purposes. However, in the event that the Seller and the Purchaser are unable to reach an agreement as to any such allocation, then the Seller and the Purchaser shall not be bound by any partial or preceding agreement and each may use its own allocation. Nothing in this Section 2.6 shall be construed as requiring that the Seller or the Purchaser to hire appraisers or otherwise incur out-of-pocket expenses in order to reach agreement as to any of the allocations described above.

                  2.7 REGISTRATION OF THE SHARES. As promptly as practicable, following the Closing Date, the Purchaser, at its expense, will file with the Securities and Exchange Commission a registration statement on Form S-3 or other appropriate form in order to register the Shares for resale by the Seller. The Purchaser will use its reasonable best efforts to cause such registration statement to become effective as promptly as practicable and to remain effective until the earlier of (i) the second anniversary of the Closing Date or (ii) such time at which all of the Shares have been resold pursuant to such registration statement or otherwise. The Purchaser further agrees to supplement the prospectus contained in such registration statement or make amendments to such registration statement, in each case as promptly as practicable, if the Purchaser reasonably determines that developments relating to the Purchaser necessitate such a filing as required by the rules, regulations or instructions applicable to the registration form utilized by the Purchaser or by the Securities Act of 1933, as amended. The Purchaser shall use its reasonable best efforts to cause such shares to be listed on the Nasdaq National Market at its expense. The Purchaser agrees to use its reasonable best efforts to timely file all periodic reports required under the Securities Exchange Act of 1934, as amended, and to maintain the listing of the common stock of the Purchaser on the Nasdaq National Market for a period of at least two years following the Closing Date. The registration statement and all such periodic reports shall comply in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and shall not contain any untrue statement of a material fact or fail to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser's obligation to file, amend or supplement a registration statement relating to the resale of the Shares by the Seller shall be suspended in the event of, and during such period (but not to exceed 90 days each) pending, negotiations relating to or the consummation of a transaction that would require the Purchaser to include in such registration statement or amendment or supplement thereto disclosure of material information that would, in the good faith determination of the Purchaser, materially adversely affect the Purchaser's efforts to negotiate or consummate such transaction; provided, however, that such obligation will not be suspended for more than six months in total during any calendar year.

         SECTION 3.  CLOSING AND CLOSING DATE.

                  3.1 CLOSING. Subject to the provisions of Section 11, the consummation of the transactions contemplated by this Agreement (the "CLOSING") will take place at the offices of Jenner & Block, 601 Thirteenth Street, N.W., Suite 1200, Washington, D.C. 20005, or at such other place agreed by the parties on the second business day after the satisfaction or waiver of all of the closing conditions set forth in Sections 9.1 and 9.2, or at such other place or on such other date as the Purchaser and the Seller may agree.

                  3.2 CLOSING DATE. The date on which the Closing actually takes place is referred to in this Agreement as the "CLOSING DATE." The Closing will be deemed for all purposes under this Agreement to have occurred as of 12:01 A.M., Mountain time, on the Closing Date.

                  3.3 DELIVERIES AT THE CLOSING. At the Closing, (a) the Seller will deliver to the Purchaser the various certificates, instruments and documents referred to in Section 9.1, (b) the Purchaser will deliver to the Seller the various certificates, instruments and documents referred to in
Section 9.2, (c) the Seller will execute, acknowledge (if appropriate) and deliver to the Purchaser a bill of sale in the form attached as EXHIBIT B, intellectual property assignment documents in substantially the forms attached as EXHIBITS C-1 and C-2 (the "ASSIGNMENTS OF INTELLECTUAL PROPERTY"), and such other instruments of sale, transfer, conveyance and assignment as the Purchaser and its counsel may reasonably request, (d) the Purchaser will execute, acknowledge (if appropriate) and deliver to the Seller an assumption agreement in the form attached hereto as EXHIBIT D and such other instruments of assumption as the Seller and its counsel may reasonably request and (e) the Purchaser will deliver to the Seller the portion of the Purchase Price to be paid on the Closing Date, as specified in Section 2.5.

         SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Purchaser that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement.

                  4.1 ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  4.2 AUTHORIZATION OF TRANSACTION. The Seller has full power and authority (including full corporate power and authority) and has taken all requisite corporate action to enable it to execute and deliver this Agreement and each of the Ancillary Agreements and to perform its obligations hereunder and thereunder. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the Seller will constitute, the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms and conditions.

                  4.3 NONCONTRAVENTION; CONSENTS. Except as set forth on
Schedule 4.3 of the Disclosure Schedules, neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Seller, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will violate any Law to which the Seller is subject or any provision of the charter or bylaws of the Seller. Except as set forth on Schedule 4.3 or Schedule
4.7 of the Disclosure Schedules, neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Seller, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will constitute a violation of, be in conflict with, constitute or create a default under or result in the creation or imposition of any Lien upon any property of the Seller (including any of the Purchased Assets) pursuant to, any agreement or commitment to which the Seller is a party or by which the Seller or any of its properties (including any of the Purchased Assets) is bound or subject. Except as set forth on Schedule 4.3 or Schedule 4.7 of the Disclosure Schedules and except for the filing of a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, the Seller has given all required notices and obtained all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts relating to the Division as are required in order to enable the Seller to perform its obligations under this Agreement and each of the Ancillary Agreements, including all consents and approvals required to permit it to make the transfers to the Purchaser contemplated herein and therein and to enable the Purchaser to enjoy after the Closing Date all rights and benefits presently enjoyed by the Seller in respect of the Purchased Assets and the Division. No Contract has been amended to increase the amount payable thereunder or to provide any other benefit to any other party thereto in order to obtain any such consent, approval or authorization.

                  4.4 FINANCIAL INFORMATION. Set forth as Schedule 4.4 of the Disclosure Schedules are correct and complete copies of: selected financial information of the Division as of November 2, 2000 (the "SELECTED FINANCIAL INFORMATION"). The Selected Financial Information was prepared in accordance with GAAP, consistently applied, and presents fairly the cost of goods sold and related gross margins of the operations of the Division as of the dates and for the periods indicated therein.

                  4.5 UNDISCLOSED LIABILITIES. The Seller with respect to the Division has no material liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, or due or to become due) except for liabilities and obligations arising in the ordinary course of the operation of the Division (none of which results from, arises out of, relates to, is the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law) or (c) as set forth on
Schedule 4.5 of the Disclosure Schedules.

                  4.6      TAX MATTERS.

                           (a) The Seller has filed all Tax Returns that it was required to file with respect to the Division. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller with respect to the Division, the Purchased Assets or otherwise (whether or not shown on any Tax Return) have been paid or are not yet due and payable. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Division.

                           (b) The Seller has withheld and paid all Taxes with respect to the Division, the Purchased Assets or otherwise required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

                           (c) There is no dispute or claim concerning any Tax liability of the Seller with respect to the Division, the Purchased Assets or otherwise either claimed or raised by any authority in writing or as to which the Seller has Knowledge based upon personal contact with any agent of such authority.

                           (d) None of the Purchased Assets (i) is subject to any Lien arising in connection with any failure or alleged failure to pay any Tax, (ii) secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, (iii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, (iv) is used predominantly outside the United States within the meaning of Proposed Treasury Regulation Section 1.168-2(g)(5), (v) is "tax exempt bond financing property" within the meaning of Section 168(g)(5) of the Code, (vi) is "limited use property" with the meaning of Revenue Procedure 76-30 or (vii) will be treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code. The transactions contemplated by this Agreement are not subject to tax withholding pursuant to the provisions of Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of applicable Law. The Seller is not a Person other than a United States Person within the meaning of the Code.

                  4.7      CONTRACTS.

                           (a) Except for the Contracts listed on Schedule 4.7 of the Disclosure Schedules, the Seller with respect to the Division is not a party to or otherwise bound by any written or oral (i) mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money, (ii) guarantee of any obligation, (iii) letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which the Seller is the beneficiary but excluding endorsements of instruments for collection in the ordinary course of the operation of the Division), (iv) currency or interest rate swap, collar or hedge agreement, (v) agreement for the sale or lease by the Seller to any Person of any of its assets other than the retirement or other disposition of assets no longer useful to the Division or the sale of finished products in the ordinary course of the operation of the Division, (vi) agreement which the Seller reasonably anticipates will require the payment by the Seller of more than $10,000 in 2001 or which extends beyond December 31, 2001 for the purchase or lease of any machinery, equipment or other capital assets, (vii) agreement providing for the lease or sublease by the Seller (as lessor, sublessor, lessee or sublessee) of any real estate, (viii) distributor, representative, broker or advertising contract that is not terminable by the Seller at will or by giving notice of 30 days or less, without liability, (ix) collective bargaining agreement, employment, severance or consulting agreement or agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale of the Division, (x) joint venture agreement, (xi) teaming agreement, (xii) Government Contract or Government Subcontract,
         (xiii) agreement which the Seller reasonably anticipates will require the payment to the Seller by any other Person of more than $10,000 in 2001 or which extends beyond December 31, 2001 for the purchase of goods or services, (xiv) agreement which the Seller reasonably anticipates will require the payment by the Seller to any of more than $10,000 in 2001 or which extends beyond December 31, 2001 for the purchase of goods or services; (xv) agreement (including purchase orders, work assignment requests and work assignment authorizations) between the Division and any other division, unit or Affiliate of the Seller which the Seller reasonably anticipates will require the payment to or by the Division of more than $10,000 in 2001 or which extends beyond December 31, 2001, (xvi) license or sublicense agreement with respect to any item of Intellectual Property (whether as licensor, licensee, sublicensor or sublicensee), (xvii) agreement imposing non-competition or exclusive dealing obligations on the Seller with respect to the Division, (xviii) contract or agreement imposing indemnification obligations on the Seller with respect to the Division, (xix) contract or agreement not made in the ordinary course of the operation of the Division, or (xx) contract or agreement that is material to the financial condition of the Division and that is not otherwise reflected on the Disclosure Schedules.

                           (b) The Seller has delivered or made available to the Purchaser correct and complete copies of each written agreement listed on Schedule 4.7 of the Disclosure Schedules, as amended to date, and a written summary setting forth the terms and conditions of each oral agreement referred to on such Schedule. Each Contract is a valid, binding and enforceable obligation of the Seller and the other party or parties thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject as to enforceability to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing) and is in full force and effect. Except as set forth on Schedule 4.7 of the Disclosure Schedules, (i) neither the Seller nor any other party thereto is in material breach of any term of any Contract or has repudiated any term of any Contract, (ii) no event, occurrence or condition exists that, with the lapse of time, the giving of notice, or both, would become a material default under any Contract by the Seller or any other party thereto and (iii) the Seller has not waived or released any of its material rights under any Contract.

                  4.8      REAL PROPERTY.

                           (a) The Seller owns no real property that is currently occupied by the Division.

                           (b) Other than options, rights of first refusal or other similar arrangements in favor of the Seller under the leases and subleases relating to the Leased Real Property, the Seller has not entered into any contract, arrangement or understanding with respect to the future ownership, development, use, occupancy or operation of the Leased Real Property.

                           (c) The real property located at 1450 Academy Loop Park, Colorado Springs, Colorado 80910 (the "LEASED REAL PROPERTY") will be leased to the Purchaser as of the Closing Date. The Leased Real Property has not suffered any material damage by fire or other casualty that has not been completely restored. The Seller has the right to quiet enjoyment of all the Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto.

                  4.9 TITLE AND RELATED MATTERS. Except as set forth on Schedule
4.9 of the Disclosure Schedules, the Seller now has and on the Closing Date will have and convey to the Purchaser good and marketable title to all the Purchased Assets, free and clear of all Liens. The Purchased Assets include sufficient tangible personal property to conduct the business and operations of the Division as presently conducted and as presently proposed to be conducted. Each item of tangible personal property owned or used by the Seller in connection with the

Division immediately prior to the Closing will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing. Each such item is in good condition (subject to normal wear and tear) and serviceable condition and is suitable for the uses for which it is intended.

                  4.10     INTELLECTUAL PROPERTY.

                           (a) The Seller in connection with the Division owns the entire right, title and interest in and to the Intellectual Property, and the Intellectual Property includes, all intellectual property of the Seller, except for the Placeware or Oracle software, necessary for the operation of the Division as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned by the Seller in connection with the Division immediately prior to the Closing will be owned by the Purchaser on identical terms and conditions immediately subsequent to the Closing. The Seller has not transferred ownership of, or granted any exclusive license of or exercise right to use or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property, to any other Person.

                           (b) Except as to the matters set forth on Schedule 4.11, the Seller in connection with the Division has not previously, and does not currently interfere with, infringe upon, misappropriate, violate or otherwise come into conflict with any patent, trademark, trade secret, copyright, industrial design, publicity, privacy or other proprietary or intellectual property rights ("INTELLECTUAL PROPERTY RIGHTS") of any Person. Except as set forth on Schedule 4.11, the Seller has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, violation or violation (including any claim that the Seller must license or refrain from using any intellectual property rights of any third party). To the Seller's Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property.

                           (c) Schedule 4.10 of the Disclosure Schedules contains a list and description (identifying, in each case, the registered or other owner, expiration date and registration or application number, if any) of all Copyright registrations, Patent Rights and Trademark registrations (including all assumed or fictitious names under which the Seller is conducting, or has previously conducted, the business of the Division) owned by the Seller in connection with the Division. The Seller has delivered to the Purchaser correct and complete copies of all such Copyright registrations, Patent Rights and Trademarks included in the Intellectual Property, each as amended to date, and has made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution of each such item. Except as set forth in Schedule 4.10 of the Disclosure Schedules, the Seller is listed in the records of the appropriate United States, state or foreign registry as the sole current owner of record for each application or registration identified in Schedule 4.10 of the Disclosure Schedules as being owned by the Seller.

                           (d) Each item of Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Intellectual Property have been paid and all necessary documents and certificates in connection with such Intellectual Property have been filed with the relevant United States, state or foreign patent, trademark or other authorities for the purposes of maintaining such Intellectual Property. The Seller agrees to cooperate with the Purchaser with respect to any action that must be taken with respect to the Intellectual Property by the Seller within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any of the Seller's rights with respect to any of the Intellectual Property. In each case in which the Seller has acquired any Intellectual Property from any Person, the Seller, as applicable, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (except any rights licensed to, and not owned by the Seller) and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Purchaser, as applicable.

                           (e) Schedule 4.10 of the Disclosure Schedules contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by the Seller in connection with the Division, provided that Schedule 4.10 of the Disclosure Schedules does not list mass market Software licensed to the Seller that is available in consumer retail stores or otherwise generally commercially available and subject to "shrink-wrap" or "click-through" license agreements. No third party that has license any such Software to the Seller has ownership rights or license rights to improvements made by the Seller in such Software that has been licensed to the Seller.

                           (f) Schedule 4.10 of the Disclosure Schedules contains a list and description of all agreements, contracts, licenses, sublicenses, assignments and indemnities that relate to (i) any Copyrights, Patent Rights or Trademarks listed in Schedule 4.10 of the Disclosure Schedules, (ii) any Trade Secrets owned by, licensed to or used by the Seller used primarily in or relating primarily to the Business or (iii) any Software listed in Schedule 4.10 of the Disclosure Schedules.

                           (g) With respect to each item of Intellectual
         Property:

                                    (i) the Seller (A) possesses all right,
                  title and interest in and to such item, free and clear of any Lien, license or other restriction, (B) has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of such item, and to the Knowledge of each Seller, there is no basis for any such action;

                                    (ii) such item is not subject to any
                  outstanding injunction, judgment, order, decree, ruling or charge;

                                    (iii) except as set forth on Schedule 4.11,
                  no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Seller's Knowledge, threatened that challenges the legality, validity, enforceability, use or ownership of such item; and

                                    (iv) the Seller has not agreed to indemnify
                  any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

                           (h) Schedule 4.7 of the Disclosure Schedules contains a list and description of each license, sublicense, agreement or permission pursuant to which the Seller in connection with the Division uses any item of Intellectual Property. With respect to each such license, sublicense, agreement or permission;

                                    (i) the underlying item of intellectual
                  property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                                    (ii) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim or demand is pending or, to the Seller's Knowledge, threatened that challenges the legality, validity or enforceability of the underlying item of intellectual property; and

                                    (iii) the Seller has not granted any
                  sublicense or similar right with respect to such license, sublicense, agreement or permission.

                           (i) To the Seller's Knowledge, the Purchaser will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property Rights of any other Person as a result of the Purchaser's continued operation of the business of the Division as presently conducted and as presently proposed to be conducted.

                           (j) Except as disclosed in Schedule 4.10 of the Disclosure Schedules, (i) the Seller with respect to the Software included in the Purchased Assets (including all source code, system specifications, releases and versions with respect thereto) (the "OWNED SOFTWARE"), has maintained and taken such actions as are required to protect the proprietary, trade secret or confidential information contained therein; (ii) the Owned Software has not been forfeited to the public domain; (iii) the Seller has copies of all releases or separate versions of its Owned Software so that the same may be subject to registration in the United States Copyright Office; (iv) the Seller has complete and exclusive right, title and interest in and to its Owned Software; (v) the Owned Software does not infringe, misappropriate, violate or dilute any Intellectual Property Rights of any other Person; (vi) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person; and (vii) the Owned Software complies with all applicable Laws relating to the export or re-export of the same.

                           (k) The Seller has taken all reasonable steps that are required to protect the Seller's rights in confidential information and Trade Secrets of the Seller and provided by any other Person to the Seller. Without limiting the foregoing, the Seller has, and enforces, a policy requiring each employee, agent, consultant and contractor relating to the Division to execute proprietary information, confidentiality and assignment agreements, and all current and former employees, agents, consultants and contractors of the Seller relating to the Division have executed such an agreement in substantially the Seller's standard form or such other agreement containing substantially similar provisions. Except as disclosed in Schedule 4.11 of the Disclosures Schedules, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property (including, without limitation, Software) on behalf of the Seller or any predecessor in interest thereto; (i) have created such materials in the scope of their employment; (ii) are parties to valid and enforceable "work for hire" agreements under which the Seller (or such predecessor in interest, as applicable) is deemed to be the author of the Copyrights; or (iii) have executed an assignment or an agreement to assign in favor of the Seller (or such predecessor in interest, as applicable) of all rights, title and interest in such material.

                           (l) The Intellectual Property, which is owned by the Seller, was developed "at private expense," as that term is defined in the Defense Federal Acquisition Regulation Supplement
         252.227-7014(a)(7).

                  4.11 LITIGATION. Schedule 4.11 of the Disclosure Schedules sets forth each instance in which the Seller in connection with the Division is
(a) subject to any unsatisfied judgment order, decree, stipulation, injunction or charge or (b) a party to or, to the Seller's Knowledge, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction. There are no judicial or administrative actions, proceedings or investigations pending or, to the Seller's Knowledge, threatened that question the validity of this Agreement or any of the Ancillary Agreements or any action taken or to be taken by the Seller in connection with this Agreement or any of the Ancillary Agreements or that, if adversely determined, would have a material adverse effect upon the Seller's ability to enter into or perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party.

                  4.12     EMPLOYEE BENEFITS.

                           (a) Schedule 4.12 of the Disclosure Schedules sets forth (i) the current annual compensation of each Division Employee,
         (ii) a list of each Division Employee who has given notice of his or her intention to terminate his or her employment with the Division,
         (iii) the name and material terms of compensation of any consultant or adviser currently providing, or under agreement or arrangement to provide, services to the Seller with respect to the Division.

                           (b) Schedule 4.12 of the Disclosure Schedules lists each Employee Benefit Plan that the Seller maintains, or has any outstanding liability in respect of, with respect to the current or former employees of the Division or to which the Seller contributes with respect to any of the current or former employees of the Division. To the best of Seller's knowledge, with respect to each such Employee Benefit Plan:

                                    (i) such Employee Benefit Plan (and each
                  related trust, insurance contract or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable Laws;

                                    (ii) all required reports and descriptions
                  (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to such Employee Benefit Plan and the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan;

                                    (iii) all previous contributions (including
                  all employer contributions and employee salary reduction contributions) or other payments that are due on or before the date of this Agreement have been paid to the respective Seller Plans and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Seller Plan or accrued in accordance with the past custom and practice of the Seller;

                                    (iv) each such Employee Benefit Plan which
                  is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Section 401(a) of the Code and has received a favorable determination letter from the IRS (except with respect to any provision for which the applicable remedial amendment period has not yet expired);

                                    (v) the Seller has delivered to the
                  Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding agreements which implement such Employee Benefit Plan.

                           (c) With respect to each Employee Benefit Plan that any of Seller, its Affiliates and those entities required to be treated as a single employer with the Seller under Section 414 of the Code (each an "ERISA Affiliate"), maintains or ever has maintained, or to which any of them contributes, ever has contributed or ever has been required to contribute:

                                    (i) no such Employee Benefit Plan that is an
                  Employee Pension Benefit Plan (other than a Multiemployer
                  Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC and no proceeding by the PBGC to terminate such Employee Benefit Pension Plan (other than a Multiemployer Plan) has been instituted or threatened;

                                    (ii) to the best of Seller's knowledge,
                  there have been no Prohibited Transactions with respect to such Employee Benefit Plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan, and no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened; and

                                    (iii) none of the Seller or any of its
                  Affiliates or ERISA Affiliates has incurred, and the Seller has no reason to expect that the Seller or any of its Affiliates or ERISA Affiliates will incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

                           (d) To the best of Seller's Knowledge, no Seller Plan contains any provision that would prohibit the transactions contemplated by this Agreement, would give rise to any severance, termination or any other payments (including change in control) as a result of the transactions contemplated by this Agreement or would cause any payment, acceleration or increase in benefits provided by any Seller Plan as a result of the transactions contemplated by this Agreement.

                  4.13 LEGAL COMPLIANCE. Except as set forth on Schedule 4.13 of the Disclosure Schedules, the Seller in connection with the Division has complied in all material respects with all applicable Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against or, to the Seller's Knowledge, has been threatened against the Seller alleging any failure to so comply.

                  4.14 PERMITS. The Seller in connection with the Division holds all Permits that are required by any Governmental Entity to permit it to conduct the business of the Division as presently conducted, to own the Purchased Assets and to operate the Purchased Assets as they are presently operated. Each such Permit is listed on Schedule 4.14 of the Disclosure Schedules. No suspension, cancellation or termination of any of such Permit is pending or, to the Seller's Knowledge, threatened.

                  4.15 BROKERS' FEES. Except as set forth on Schedule 4.15 of the Disclosure Schedules, the Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                  4.16 ENVIRONMENTAL MATTERS. Except as set forth on Schedule
4.16 of the Disclosure Schedules,

                           (a) the Seller, with respect to the Division, has complied in all material respects with all Environmental Laws in connection with the ownership, use, maintenance and operation of the Leased Real Property;

                           (b) the Seller, with respect to the Division and the Leased Real Property, has obtained all material environmental, health and safety Permits necessary for its operation, and such Permits are in good standing and the Seller is in compliance with all terms and conditions thereof;

                           (c) no notices of any violation or alleged violation of, non-compliance or alleged non-compliance with or any liability under, any Environmental Law have been received by the Seller with respect to the Division or the Leased Real Property since January 1, 1998;

                           (d) with respect to the Division, there are no administrative, civil or criminal writs, injunctions, decrees, orders or judgments outstanding or any administrative, civil or criminal actions, suits, claims, proceedings or investigations pending or, to the Seller's knowledge, threatened, relating to compliance with or liability under any Environmental Law; and

                           (e) no material changes or alterations in the practices or operations of the Seller as presently conducted at the Division are anticipated to be required under any Permit issued to the Seller with respect to the Division pursuant to any Environmental Law.

                  4.17 INSURANCE. Schedule 4.17 of the Disclosure Schedules sets forth a list and brief description (including nature of coverage, limits, deductibles, and premiums for the current fiscal year with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Seller on the date hereof with respect to the Purchased Assets or the Division. The Seller will keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date. The Seller has complied with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. The Seller has delivered to the Purchaser correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of any of the Purchased Assets.

                  4.18 FULL DISCLOSURE. All certificates delivered by or on behalf of the Seller in connection with this Agreement or the Ancillary Agreements are true, complete, correct and authentic in all respects. No representation or warranty of the Seller contained in this Agreement or any of the Ancillary Agreements and no written statement or disclosure made by or on behalf of the Seller to the Purchaser pursuant to this Agreement or any of the Ancillary Agreements contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

         SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Seller that the statements contained in this Section 5 are correct and complete as of the date of this Agreement.

                  5.1 ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  5.2 AUTHORIZATION OF TRANSACTION. The Purchaser has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and each of the Ancillary Agreements and to perform its obligations hereunder and thereunder. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the Purchaser will constitute, the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms and conditions.

                  5.3 NONCONTRAVENTION; CONSENTS. Neither the execution and the delivery of this Agreement or any of the Ancillary Agreements by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will violate any Law to which the Purchaser is subject or any provision of the charter or bylaws of the Purchaser. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will constitute a violation of, be in conflict with or constitute or create a default under, any agreement or commitment to which the Purchaser is a party or by which the Purchaser or any of its properties is bound or to which the Purchaser or any of such properties is subject. Except for the filing of a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, the Purchaser has given all required notice and obtained all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are required in order to enable the Purchaser to perform its obligations under this Agreement and each of the Ancillary Agreements.

                  5.4 LITIGATION. There are no judicial or administrative actions, proceedings or investigations pending or, to the Purchaser's Knowledge, threatened that question the validity of this Agreement or any of the Ancillary Agreements or any action taken or to be taken by the Purchaser in connection with this Agreement or any of the Ancillary Agreements or that, if adversely determined, would have a material adverse effect upon the Purchaser's ability to enter into or perform its obligations under this Agreement or any of the Ancillary Agreements.

                  5.5 BROKERS' FEES. Except as provided on Schedule 5.5 of the Disclosure Schedules, the Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         SECTION 6. PRE-CLOSING COVENANTS. The parties agree as follows with respect to the period between the date of this Agreement and the Closing Date.

                  6.1 GENERAL. Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 9).

                  6.2 NOTICES AND CONSENTS. The Seller prior to the Closing Date will give all notices to third parties and will use its reasonable best efforts at its expense to obtain all third party consents that are required in connection with the transactions contemplated by this Agreement. Within ten business days following the execution and delivery of this Agreement, each of the parties will file a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain early termination of the applicable waiting period and will make all further filings pursuant thereto that may be necessary, proper or advisable.

                  6.3 CARRY ON IN REGULAR COURSE. The Seller will maintain the leased properties used or held for use in connection with the Division in good operating condition and repair and make all renewals, additions and replacements thereto necessary to such maintenance or in order to carry on the IWS business in the ordinary course. The Seller will carry on the operations of the Division substantially in the same manner as heretofore conducted and will not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation. No provision contained in Sections 6.4 through 6.14 shall be deemed a limitation of the covenants contained in this
Section 6.3.

                  6.4 NO GENERAL INCREASES. Except as provided on Schedule 6.4 of the Disclosure Schedules, the Seller will not grant any general or uniform increase in the rates of pay of employees of the Division, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment. The Seller will not increase the compensation payable or to become payable to officers or salaried employees of the Division or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers or salaried employees, except for any increase required under the terms of any collective bargaining agreement or consulting or employment agreement in effect on the date of this Agreement.

                  6.5 CONTRACTS AND COMMITMENTS. The Seller in connection with the Division will not enter into any contract or commitment or engage in any transaction, including any contract, commitment or engagement with any other division, unit or Affiliate of the Seller, or effect any change to any program, not in the usual and ordinary course of business and consistent with the past operation of the Division.

                  6.6 SALE OF CAPITAL ASSETS. Other than pursuant to this Agreement, the Seller will not sell or otherwise dispose of any capital asset relating to the Division, other than inventory disposed of in the ordinary course of business of the Division and consistent with past practice.

                  6.7 PRESERVATION OF ORGANIZATION. The Seller will use its reasonable best efforts to preserve the business organization of the Division intact, to keep available to the Purchaser the present key officers and employees of the Division and to preserve for the Purchaser the present relationships of the Division with its suppliers and customers and others having business relations with the Division.

                  6.8 NO DEFAULT. The Seller will not commit or omit to take any act that will cause a termination of or material breach or default under any material contract, commitment or obligation to which the Seller is a party or by which its assets are bound relating to the Division, including the Contracts.

                  6.9 COMPLIANCE WITH LAWS. The Seller will comply in the operation of the Division in all material respects with all Laws applicable to the Division or the Purchased Assets or as may be required for the valid and effective transfer to the Purchaser of the Purchased Assets.

                  6.10 FULL ACCESS. The Seller will permit representatives of the Purchaser to have full access at all reasonable times to all employees, premises, properties, books, records, contracts and documents of or pertaining to the Division.

                  6.11 NOTICE OF DEVELOPMENTS. Each of the parties will refrain from taking any action which would render any representation or warranty contained in Section 4 or 5 of this Agreement inaccurate as of the Closing Date. The Seller will give prompt written notice to the Purchaser of any material development affecting the Division. Each party will give prompt written notice to the other of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements. No such notice of a material development will be deemed to have amended the Disclosure Schedules, to have qualified the representations and warranties contained herein and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such material development.

                  6.12 EXCLUSIVITY. The Seller will not (nor will it permit any of its or any Affiliate's officers, directors, employees, agents or representatives to), directly or indirectly, solicit, initiate or encourage the submission of any proposal or offer from any Person, or negotiate or discuss any unsolicited offer or proposal, relating to any (a) liquidation, dissolution or recapitalization, (b) merger or consolidation, (c) acquisition or purchase of securities or assets or (d) similar transaction or business combination involving or affecting the Division or the Purchased Assets. The Seller will notify the Purchaser promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

                  6.13 EMPLOYMENT, COLLECTIVE BARGAINING AGREEMENTS AND LABOR RELATIONS MATTERS.

                           (a) As of the Closing Date (or upon qualifying as Division Employees, if later), the Purchaser will offer employment to all of the Division Employees, as set forth in Schedule 6.13 of the Disclosure Schedules attached hereto, such offered employment to be for the same or comparable positions and at the same or comparable, in the aggregate, compensation.

                           (b) Notwithstanding the provisions of this Section 6.13, the Division Employees will be deemed employees at will and nothing expressed or implied herein will obligate the Purchaser to provide continued employment to any employee of the Division for a specified period of time following the Closing Date. The Purchaser will be the sole judge of the number, identity and qualifications of employees necessary for the conduct of its business operations and, subject to the provisions of Section 8, the employment of the Division Employees by the Purchaser will be on such terms and conditions as the Purchaser, in its sole discretion, may from time to time determine.

                           (c) Upon request of the Purchaser, the Seller will provide the Purchaser with reasonable access to data (including computer data) regarding the ages, dates of birth, compensation and job description of the Division Employees. The Seller hereby authorizes the Purchaser to enter into discussions with and to advise any of the Division Employees concerning the terms of any future employment of such individuals by the Purchaser and agrees to permit the Purchaser reasonable access to Division Employees for such purpose. The Seller will not discourage any Division Employee from accepting any offer of employment made by the Purchaser to such Division Employee.

                  6.14 CHANGES IN EMPLOYMENT STATUS. The Seller will provide the Purchaser on or prior to the Closing Date with a written list of all employees of the Division whose employment has been terminated or whose work hours have been reduced within 90 calendar days preceding the Closing Date. Such list will indicate the employee's site of employment, position or job title, name, starting and ending dates of employment and date of employment loss, termination, layoff and if applicable, the amount of hour reduction.

                  6.15 REVENUE CREDIT. The Purchaser will be entitled to receive a credit against the Transitional Labor Cost, as provided in Section 2.5, for the gross revenues of IWS accrued or accruing after January 1, 2001, recognized or to be recognized in accordance with GAAP (including, without limitation any unearned revenue as of the Closing Date, as set forth on a schedule to be provided by the Seller on the Closing Date), arising under (i) any IWS contract existing as of the date hereof, and (ii) any IWS contract executed after January 1, 2001, less the sum of (x) applicable direct sales costs and (y) a discount (commensurate with the rate set forth in the Reseller Agreement) (the "REVENUE CREDIT").

         SECTION 7. POST-CLOSING COVENANTS. The parties agree as follows with respect to the period following the Closing Date.

                  7.1 GENERAL. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 10).

                  7.2      POST-CLOSING CONSENTS; NONASSIGNABLE CONTRACTS.

                           (a) The Seller will use its reasonable best efforts and the Purchaser will use its reasonable best cooperative efforts after the Closing Date to obtain at the Seller's expense all third party consents that are not obtained prior to the Closing Date and that are required in connection with the transactions contemplated by this Agreement.

                           (b) To the extent that any Contract is not capable of being transferred by the Seller to the Purchaser pursuant to this Agreement without the consent of a third party (including a Governmental Entity) and such consent is not obtained prior to Closing, or if such transfer or attempted transfer would constitute a breach or a violation of any Law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

                           (c) In the event that any required consent is not obtained on or prior to the Closing Date, the Seller will use its reasonable best efforts to (i) provide to the Purchaser the benefits of the applicable Contract to the extent relating to the Division, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Purchaser and (iii) enforce, at the request of the Purchaser and for the account of the Purchaser, any rights of the Seller arising from any such Contract (including the right to elect to terminate such Contract in accordance with the terms thereof upon the request of the Purchaser), and the Purchaser will use its reasonable best efforts to perform the obligations arising under all Contracts referred to in Section 7.2(b) for the benefit of the Seller and the other party or parties thereto in accordance with any arrangement of the type described in clause (ii) of this Section 7.2(c), except for any obligation under such Contract that constitutes an Excluded Liability.

                  7.3      LITIGATION SUPPORT.

                           (a) In the event and for so long as any party is actively contesting or defending against any charge, complaint, action, audit, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Division, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 10).

                           (b) In addition to providing access to books, records, files and other written materials that relate to the Division in connection with litigation as described in Section 7.3(a), the Seller hereby agrees to provide the Purchaser with reasonable access to its books and records relating to indirect corporate general and administrative expenses invoiced or allocated to the Division prior to the Closing Date. Access to the foregoing books and records will be provided only to the extent reasonably necessary to permit the Purchaser to contest or defend governmental audits or investigations, to complete required government reports or contract closures relating to periods prior to the Closing Date or as required by Law or legal process.

                           (c) The Purchaser will maintain all original books, records, files, documents, papers and agreements pertaining to the operations of the Division as conducted prior to the Closing Date that are included in the Purchased Records for at least three (3) years following the Closing Date or such longer period as may be required by Law. Each of the Seller and the Purchaser agrees that before destroying or discarding any materials required to be retained pursuant to this
         Section 7.3(c), it will notify the other party in writing (which notice will include a description of the materials to be destroyed or discarded) and such other party may, at its expense, remove or make copies of such materials within 90 days following the date of such written notice. In the event the other party has not removed such materials within such 90-day period, the party desiring to destroy or discard such materials may proceed with such action without any liability to the other party.

                           (d) The Seller acknowledges and agrees that all attorney-client, work product and other legal privileges that may exist with respect to any of the Purchased Assets or Assumed Liabilities (including any privileged communications involving, or work product documents produced by, the Seller's internal legal staff) are included in the Purchased Assets being acquired by the Purchaser pursuant to this Agreement and, from and after the Closing Date, will be the sole and exclusive right and privilege of the Purchaser. The Seller accordingly acknowledges and agrees that it and its Affiliates will have no right or power after the Closing Date to assert or waive any such privilege. The Seller agrees that it will, and will cause its Affiliates to, take any actions reasonably requested by the Purchaser, at the sole cost and expense of the Purchaser unless the Purchaser is entitled to indemnification therefor under the provisions of Section 10, in order to permit the Purchaser to preserve and assert any such privileges.

                  7.4      AGREEMENTS REGARDING TAX MATTERS.

                           (a) The Seller and the Purchaser will each provide the other party with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes of or pertaining to the Division, will each retain and provide to the other party all records and other information of or pertaining to the Division that may be relevant to any such Tax Return, audit or examination, proceeding or determination and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period. Without limiting the generality of the foregoing, each of the Purchaser and the Seller will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof) copies of all Tax Returns, supporting work schedules and other records relating to Tax periods or portions thereof of or pertaining to the Division ending on or prior to the Closing Date.

                           (b) The Seller and the Purchaser agree that the Purchaser has purchased substantially all of the property used in the Division and that in connection therewith the Purchaser will employ individuals who immediately before the Closing Date were employed in such trade or business by the Seller. Accordingly, pursuant to Rev. Proc. 96-60, 1996-2 C.B. 399, provided that the Seller timely makes available to the Purchaser all necessary payroll records for the calendar year that includes the Closing Date, the Purchaser will furnish a Form W-2 to each employee employed by the Purchaser who had been employed by the Seller, disclosing all wages and other compensation paid for such calendar year, and Taxes withheld therefrom, and the Seller will be relieved of the responsibility to do so.

                           (c) Seller and Purchaser agree that the transaction contemplated by this Agreement constitutes a sale of a trade or business within the meaning of Code Section 41(f)(3). Seller agrees to provide Purchaser upon request with the information necessary to permit Purchaser to timely apply the provisions of Code Section 41(f)(3).

                           (d) Subject to Section 12.2, the Seller will be liable for and pay to the Purchaser, and pursuant to Section 10 will indemnify the Purchaser against, all Taxes (whether assessed or unassessed) applicable to the Division, the Purchased Assets and the Assumed Liabilities, in each case attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. The Purchaser will be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Division, the Purchased Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning on and after the Closing Date; provided, that the Purchaser will not be liable for any Taxes for which the Seller is liable under this Agreement. For purposes of this Section 7.4, any Straddle Period will be treated on a "closing of the books" basis as two partial periods, one ending on the day prior to the Closing Date and the other beginning on the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis will be allocated on a daily basis. The Purchaser will timely prepare and file, or cause to be timely prepared and filed, when due, all Tax Returns that are required with respect to the Division for all Straddle Periods.

                           (e) The Purchaser agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

                           (f) The Seller or the Purchaser, as the case may be, will reimburse any Tax paid by one party, all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 7.4. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax will give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder. In the event any taxing authority mistakenly delivers to or otherwise credits Purchaser with a refund of any Tax relating to Taxes paid or arising in periods prior to the Closing Date, Purchaser will promptly negotiate such refund to Seller or pay an amount to Seller equal to such credit, as the case may be.

                           (g) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 7.4 will be unconditional and absolute and shall remain in effect without limitation as to time.

                  7.5 CONFIDENTIAL INFORMATION. For a period of five years after the Closing Date, the Seller and its Affiliates and each of their respective officers, directors, employees, agents and representatives will treat and hold as such, and will not use for the benefit of themselves or others, except pursuant to a Value Added Reseller Agreement or other contract between the parties, any Confidential Information. In the event the Seller or any of its Affiliates is requested or required (by oral request or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, then the Seller will notify the Purchaser promptly in writing of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with this Section 7.5. If, in the absence of a protective order or receipt of a waiver hereunder, the Seller or any of its Affiliates is, on the advice of outside counsel, compelled to disclose any Confidential Information to any Governmental Entity or else stand liable for contempt, then the Seller or its Affiliate may disclose such Confidential Information to such Governmental Entity, provided that the Seller or such Affiliate will use its reasonable best efforts to obtain at the request of the Purchaser an order or other assurance that confidential treatment will be accorded to such Confidential Information.

                  7.6 COVENANT NOT TO COMPETE. Except as contemplated by the Reseller Agreement and the Development Agreement, neither the Seller nor any of its Affiliates will (whether as a principal, agent, independent contractor, partner or otherwise), directly or indirectly, for a period of two years from the Closing Date, own, manage, operate or control any business that the Division conducts as of the Closing Date or, that as of the Closing Date, is actively contemplated to be conducted by the Division. The reselling of competitive product by the Seller will be deemed not to violate the foregoing prohibition. Except as contemplated by the Reseller Agreement, neither the Seller or any of its Affiliates will (whether as a principal, agent, independent contractor, partner or otherwise), directly or indirectly, for a period of one year after the Closing Date, participate or otherwise engage in (the foregoing being deemed to include the reselling of competitive product) any business conducted by the Division as of the Closing Date, or that as of the Closing Date, is actively contemplated to be conducted by the Division. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section
7.6 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and this Agreement will be enforceable as so modified.

                  7.7 SOLICITATION OF COMPANY EMPLOYEES. For a period of one year following the Closing Date, neither the Purchaser nor the Seller will, or will cause or permit any of its Affiliates to, solicit the employment of or hire any employee of the other party.

                  7.8 POST-CLOSING RECEIPTS. In the event that either party after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party.

                  7.9 POST-CLOSING ACCOUNTING ASSISTANCE. The Seller will use its reasonable best efforts to cause the Seller's Accounting Firm to provide to the Purchaser and the Purchaser's Accounting Firm, in a timely manner, such information regarding the Division and such other assistance and access to documents as the Purchaser or the Purchaser's Accounting Firm may reasonably request in order to enable the Purchaser to make such disclosures as may be required by, and to otherwise comply with, applicable securities laws, including (without limitation) the delivery to the Purchaser not later than sixty (60) days following the Closing Date of such audited financial statements and other information relating to the Division as the Purchaser may reasonably request in connection with the Purchaser's filing of a Current Report on Form 8-K (or an amendment thereof) relating the transactions contemplated by this Agreement.

                  7.10 MAINTENANCE AND TECHNICAL ASSISTANCE. After the Closing Date, the Purchaser will provide at no charge to the Seller reasonably prompt and at all times technically proficient maintenance services and technical assistance to the Seller's IWS end-users in each case in accordance with the maintenance obligations under or related to each customer Contract set forth on
Schedule 4.7 and the product warranties being assumed by the Purchaser pursuant to Section 2.3(b) on the Closing Date. The Purchaser will use its reasonable best efforts to provide continuity and consistency of maintenance personnel to end-users in the provision of such services.

                  7.11 ACCESS TO DEMONSTRATION FACILITY. For a period of 180 days following the Closing, and subject to any scheduling conflicts of the Seller, the Seller will make available to the Purchaser on 48 hours notice, the Seller's demonstration room located at its Rosslyn,

Virginia facility. Notwithstanding the foregoing, the Purchaser's use of such demonstration room will be limited to twenty hours every 30 days. The use of the demonstration room by the Purchaser hereunder, will be at no expense to the Purchaser. In addition, each and every representative of the Purchaser receiving access to the demonstration room must be a citizen of the United States possessing a valid social security number.

         SECTION 8.        EMPLOYEE BENEFITS.

                  8.1      EMPLOYEE MATTERS.

                           (a) RECOGNITION OF SERVICE. Except as otherwise provided in this Section 8, on and after the Closing Date, Purchaser shall recognize service with the Seller before the Closing Date of each Division Employee accepting the Purchaser's offer of employment pursuant to Section 6.13 for purposes of eligibility, vesting and vacation or severance plan accrual under the Purchaser's Employee Benefit Plans, as disclosed to the Purchaser by the Seller and as if such service had been rendered to Purchaser.

                           (b) NO ACCRUAL OF BENEFITS UNDER SELLER PLANS. Division Employees shall not accrue benefits under any employee benefit policies, plans, arrangements, programs, practices or agreements of Seller including any Employee Benefit Plan after the Closing Date. Seller shall remain responsible for any and all liabilities and claims incurred by Division Employees under its Employee Benefit Plans.

                           (d) NO DUPLICATION OF BENEFITS. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Division Employee under any employee benefit policies, plans, arrangements, programs, practices or agreements including any Employee Benefit Plans.

                  8.2      EMPLOYEE BENEFIT MATTERS.

                           (a) DEFINED CONTRIBUTION PLANS. The parties agree as follows with respect to the Seller Investment Plan:

                                    (i) except as specifically provided herein,
                  the Seller will retain all liability and responsibility for the disposition of interests under the Seller Investment Plan with respect to those Division Employees (or their beneficiaries) who, as of the Closing Date, are participants in the Seller Investment Plan. The Seller will distribute the Seller Investment Plan account balances of the affected Division Employees pursuant to the rules of Code Sections 401(k)(2)(B)(i)(II) and 401(k)(10)(A)(ii) to the extent such rules are deemed to apply;

                                    (ii) the Seller will cause the accounts of
                  all of the Seller Salaried Participants in the Seller Investment Plan to be fully vested as of the Closing Date; and

                           (b)      WELFARE PLANS.

                                    (i) SELLER HEALTH AND WELFARE PLANS. Subject
                  to continuation coverage rights under COBRA, effective as of the Closing Date, Division Employees shall cease to participate in any Seller Plan that is a health and welfare plan, including any Employee Welfare Benefit Plan of the Seller (the "SELLER WELFARE PLANS").

                                    (ii) PURCHASER HEALTH AND WELFARE PLANS.
                  Purchaser will make reasonable efforts to provide comparable health and welfare benefits to which Division Employees were entitled under the corresponding Seller Welfare Plan as of the Closing Date (collectively the "PURCHASER WELFARE PLANS"). In the event that Purchaser is unable to provide such comparable benefits, Division Employees will be eligible to participate in the Purchaser Health and Welfare Plans that Purchaser offers to its employees as of the Closing Date.

                                    (iii) ELIGIBILITY AND COVERAGE. The
                  Purchaser shall use its reasonable efforts to ensure that under Purchaser Welfare Plans providing medical coverage, any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under each Purchaser Welfare Plan shall be waived for Division Employees (except to the extent applicable under the comparable Seller Welfare
                  Plan) and that, for the plan year or such plan which includes the Closing Date, Division Employees shall receive credit for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during said plan year but prior to the Closing Date to the extent such amounts would have qualified for application as co-payments or against such limits and maximum had they been incurred while participating under the Purchaser Welfare Plan. The benefits provided to Division Employees under each Purchaser Welfare Plan shall not be deemed to be continuations of or successors to any Seller Welfare Plan.

                                    (iv) FLEXIBLE SPENDING ACCOUNTS. As of the
                  Closing Date, Seller will cause the portion of each Division Employee's flexible spending account, if any, to be segregated into a separate component and transferred to a flexible spending account that Purchaser will cause to be maintained for the duration of the calendar year in which the Closing Date occurs.

                  8.3      LIMITATIONS ON BENEFITS.

                           (a) Nothing in this Agreement will limit or restrict in any way the right of the Seller or the Purchaser to modify, amend, terminate or establish employee benefit plans or arrangements in whole or in part at any time after the Closing Date. This Agreement will not, in any way or at any time, create any third party beneficiary rights for or on behalf of any Person.

                           (b) Nothing in this Agreement will be construed to require the Purchaser to provide any benefit to any current or former employee of the Seller or any of its Affiliates other than the benefits specifically described herein. Without limiting the generality of the foregoing, the Purchaser will have no obligation to provide any pension or welfare benefit to any current retiree of the Seller or any of its Affiliates.

                  8.4 COOPERATION BETWEEN PARTIES. Both the Seller and the Purchaser agree to continue to provide administrative services to each other in connection with the administration of each benefit plan or arrangement for the benefit of the Division Employees for the six-month period beginning on the Closing Date. Each party will reimburse the other for its reasonable out-of-pocket expenses incurred in connection with the provision of such services as determined by mutual agreement between the parties.

                  8.5 SUCCESSOR AND ASSIGNS. In the event Purchaser or any of its successor and assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision will be made so that the successors or assigns of Purchaser honor the obligations of Purchaser set forth in this Section 8.

         SECTION 9.  CLOSING CONDITIONS.

                  9.1 CONDITIONS TO OBLIGATION OF THE PURCHASER. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (a) the representations and warranties of the Seller set forth in Section 4 will be true and correct in all material respects (except for those representations and warranties that, by their terms, are qualified as to materiality, which representations and warranties will be true and complete in all respects) at and as of the Closing Date;

                           (b) the Seller will have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

                           (c) there will not be any action, suit or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement, (ii) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation, (iii) affect materially and adversely the right of the Purchaser following the Closing Date to own the Purchased Assets or to discharge and perform the Assumed Liabilities or
         (iv) affect materially and adversely, including through the imposition of any divestiture requirement, the right of the Purchaser following the Closing Date to operate the business of the Division as presently operated and as presently proposed to be operated (and no such injunction, judgment, order, decree, ruling or charge will be in effect);

                           (d) between the date hereof and the Closing Date, there shall have been (i) no material adverse change in the Purchased Assets, the business or the operations, liabilities, profits, prospects or condition (financial or otherwise) of the Division; (ii) no federal or state legislative or regulatory change having a material adverse effect on the operation, finances or financial prospects of Division or the Purchased Assets; and (iii) no material damage to the Purchased Assets by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage;

                           (e) the Seller will have delivered to the Purchaser a certificate to the effect that each of the conditions specified above is satisfied in all respects;

                           (f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act will have expired or otherwise been terminated without the objection of any of the relevant federal authorities;

                           (g) the Seller will have delivered to the Purchaser an executed counterpart of an agreement setting forth the conditions pursuant to which the Seller will act as an IWS reseller, substantially in the form of EXHIBIT E attached hereto (the "RESELLER AGREEMENT"), and each of the other Ancillary Agreements to which it is a party, each such Ancillary Agreement to be in substantially the form attached as an exhibit hereto;

                           (h) the Seller will have made adequate provision (by sublease or other contractual arrangement) to provide the Purchaser with the use, for a period of up to twelve (12) months following the Closing Date, of a reasonable amount of office space at its Mountain View, California, facility at a monthly rate calculated as follows: (i) multiply $5.00 by the number of Division employees and (ii) multiply the resulting dollar amount by 225;

                           (i) the Parties will have executed an agreement pursuant to which the Purchaser will lease for a period of one year the Leased Real Property at a rate of $27 per sq. ft. Such agreement will require the Seller to install, within 90 days after such agreement is executed, an access control system on the Leased Real Property, at the Purchaser's expense (which will not exceed $75,000);

                           (j) the Seller will have received and delivered to the Purchaser the consents of all third parties required to assign and transfer to the Purchaser those Contracts indicated on Schedule 4.7 of the Disclosure Schedules and, to the extent that they may be assigned and transferred, those Permits listed on Schedule 4.15 of the Disclosure Schedules;

                           (k) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Purchaser;

                           (l) the Purchaser will have entered into an agreement with Placeware, Inc., enabling it to provide the Seller, with an uninterrupted supply, as of the Closing Date, of the IWS product and services; and

                           (m) the Seller will have delivered to the Purchaser a certificate of the secretary of the Seller to the effect that the persons signing this Agreement and each of the Ancillary Agreements is authorized to take such action on behalf of the Seller.

The Purchaser may waive any condition specified in this Section 9.1 if it executes a writing so stating at or prior to the Closing.

                  9.2 CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (a) the representations and warranties of the Purchaser set forth in Section 5 will be true and correct in all material respects at and as of the Closing Date;

                           (b) the Purchaser will have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

                           (c) there will not be any action, suit or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation;

                           (d) the Purchaser will have delivered to the Seller a certificate to the effect that each of the conditions specified above is satisfied in all respects;

                           (e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act will have expired or otherwise been terminated without the objection of any of the relevant federal authorities;

                           (f) the Purchaser will have delivered to the Seller an executed counterpart of the Reseller Agreement, the Put Agreement, an agreement between the parties relating to the development of IWS by the Reseller, substantially in the form attached as EXHIBIT F attached hereto (the "DEVELOPMENT AGREEMENT"), and each of the other Ancillary Agreements to which it is a party, each such Ancillary Agreement to be in substantially the form attached as an exhibit hereto;

                           (g) the Purchaser will have entered into an agreement with Placeware, Inc., enabling it to provide the Seller, with an uninterrupted supply, as of the Closing Date, of the IWS product and services;

                           (h) the Purchaser will have provided the Seller with a letter of credit backing all payments of the Purchaser to be made to the Seller after the Closing Date pursuant to Section 2.5, in form and substance satisfactory to the Seller; and

                           (i) the Parties will have executed an agreement pursuant to which the Purchaser will lease for a period of one year the Leased Real Property at a rate of $27 per sq. ft. Such agreement will require the Seller to install, within 90 days after such agreement is executed, an access control system on the Leased Real Property, at the Purchaser's expense (which will not exceed $75,000);

                           (j) all actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 9.2 if it executes a writing so stating at or prior to the Closing.

         SECTION 10.  REMEDIES FOR BREACHES OF THIS AGREEMENT.

                  10.1 SURVIVAL. All of the representations and warranties of the Seller contained in Section 4 of this Agreement or in any certificate delivered by the Seller pursuant to this Agreement will survive the Closing and continue in full force and effect (a) in the case of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.9 (solely as to the Seller's title to the Purchased Assets) or contained in any certificate delivered by the Seller relating thereto, forever thereafter, (b) in the case of the representations and warranties contained in Sections 4.6 or 4.12, or contained in any certificate delivered by the Seller relating thereto, until 30 days after the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time, and (c) in the case of all other representations and warranties contained in Section 4, or contained in any certification delivered by the Seller relating thereto, until the first anniversary of the Closing Date.

                  10.2  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE PURCHASER.

                           (a) Notwithstanding any investigation at any time made by or on behalf of the Purchaser or any knowledge or information the Purchaser may have or be deemed to have, in the event the Seller breaches (or in the event a third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties or covenants contained in this Agreement, any certificate delivered by the Seller pursuant to this Agreement or any Ancillary Agreement and provided that the Purchaser makes a written claim for indemnification against the Seller prior to the expiration of any applicable survival period, then the Seller will indemnify and hold harmless the Purchaser from and against the entirety of any losses, expenses (including reasonable attorney's, accountant's and expert's fees and expenses), damages and other liabilities (collectively, "LOSSES") suffered or incurred by the Purchaser or any of its Affiliates, or any of their respective stockholders, directors, officers, employees and agents (collectively, the "PURCHASER INDEMNIFIED PARTIES"), resulting from, arising out of, relating to, in the nature of or caused by such breach (including any Losses suffered or incurred by any Purchaser Indemnified Party with respect to such breach after the expiration of any applicable survival period).

                           (b) The Seller further agrees to indemnify and hold harmless the Purchaser from and against the entirety of any Losses any Purchaser Indemnified Party may suffer or incur resulting from, arising out of, relating to, in the nature of or caused by (i) any Excluded Liability or (ii) that portion of any Contract not assigned to the Purchaser or with respect to which the Purchaser is not to bear the economic benefits and burdens as contemplated by Section 7.2. In the event and to the extent any Losses with respect to which the Purchaser is entitled to indemnification under this Section 10.2 result from, arise out of, relate to, are in the nature of or are caused by any Excluded Liability, the Purchaser will be entitled to be indemnified from and against the entirety of such Losses pursuant to this Section 10.2(b) notwithstanding the fact the matter giving rise to such Losses may also constitute a breach of the Seller's representations, warranties or covenants contained in this Agreement.

                  10.3     INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER.

                           (a) Notwithstanding any investigation at any time made by or on behalf of the Seller or any knowledge or information the Seller may have or be deemed to have, in the event the Purchaser breaches (or in the event any third party alleges facts that, if true, would mean the Purchaser has breached) any of its representations, warranties or covenants contained in this Agreement, any certificate delivered by the Purchaser pursuant to this Agreement or any Ancillary Agreement and provided that the Seller makes a written claim for indemnification against the Purchaser, then the Purchaser will indemnify and hold harmless the Seller from and against the entirety of any Losses the Seller or any of its Affiliates, or any of their respective stockholders, directors, officers, employees or agents (collectively, the "SELLER INDEMNIFIED PARTIES"), may suffer or incur resulting from, arising out of, relating to, in the nature of or caused by such breach.

                           (b) The Purchaser further agrees to indemnify and hold harmless the Seller from and against the entirety of any Losses any Seller Indemnified Party may suffer or incur resulting from, arising out of, relating to, in the nature of or caused by any Assumed Liability.

                  10.4 LIMITATION ON INDEMNIFICATION OBLIGATION. The Seller will not have any obligation to indemnify or hold harmless any Purchaser Indemnified Party or Seller Indemnified Party, as applicable, from and against any Losses resulting from, arising out of, relating to, in the nature of or caused by the breach of any representation or warranty of the Seller contained in Section 4 of this Agreement (other than the representations and warranties of the Seller contained in Sections 4.1, 4.2, 4.3, 4.9 (solely as to the Seller's title to the Purchased Assets of this Agreement, as applicable)), until the Purchaser Indemnified Parties, have suffered aggregate Losses by reason of all such breaches equal to $400,000, whereupon the Seller will be obligated to indemnify the Purchaser Indemnified Parties, from and against the aggregate entire amount of all Losses suffered or incurred by any Purchaser Indemnified Party until the Purchaser Indemnified Parties, have suffered aggregate Losses of $21,000,000, after which point, the Seller or the Purchaser, as applicable, will have no further indemnification obligations under this Agreement.

                  10.5 MATTERS INVOLVING THIRD PARTIES. If any third party notifies any party hereto (the "INDEMNIFIED PARTY") with respect to any matter that may give rise to a claim for indemnification against the other party hereto (the "INDEMNIFYING PARTY") under this Section 10, then the Indemnified Party will notify the Indemnifying Party thereof promptly and in any event within 30 days after receiving any written notice from a third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate. In the event the Indemnifying Party notifies the Indemnified Party within 30 days after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of such separate co-counsel to the extent the Indemnified Party concludes in good faith that the counsel the Indemnifying Party has selected has a conflict of interest), (c) the Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter, or take any measure that imposes any burden or encumbrance upon the conduct of the Indemnified Party or its operations, without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably),
(d) the Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably), and (e) the Indemnified Party shall have the right to attend, at its own expense, any meetings relating to, and to receive upon request copies of all correspondence, reports or other documents submitted or received by or on behalf of the Indemnifying Party in connection with, the defense of such matter.

         SECTION 11.  TERMINATION.

                  11.1 TERMINATION OF AGREEMENT. The parties may terminate this Agreement as provided below:

                           (a) the Purchaser and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                           (b) the Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing
         (i) in the event of any material breach by the Seller or any of the Seller's representations, warranties or agreements contained herein or in any document delivered in connection with the transactions contemplated hereby and the failure of the Seller to cure such breach (if curable) within ten (10) days after receipt of notice from the Purchaser requesting that such breach be cured, or (ii) if the Closing has not occurred on or before March 31, 2001 by reason of the failure of any closing condition under Section 9.1 (unless the failure results primarily from the Purchaser itself breaching any representation, warranty or covenant contained in this Agreement); or

                           (c) the Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (i) in the event of any material breach by the Purchaser or any of the Purchaser's representations, warranties or agreements contained herein or in any document delivered in connection with the transactions contemplated hereby and the failure of the Purchaser to cure such breach (if curable) within ten (10) days after receipt of notice from the Seller requesting that such breach be cured, or (ii) if the Closing has not occurred on or before March 31, 2001 by reason of the failure of any closing condition under Section 9.2 (unless the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement).

                  11.2 EFFECT OF TERMINATION. If any party terminates this Agreement pursuant to Section 11.1(a) or (b), all obligations of the parties hereunder will terminate without liability of any party to the other party (except for any liability of any party then in breach) and the Seller will thereupon remit the Signing Payment to the Purchaser; PROVIDED that nothing herein shall relieve any party for liability for its willful breach of this Agreement or any document delivered in connection with the transactions contemplated hereby, and FURTHER PROVIDED that the expense allocation provisions contained in Section 12.2 will survive termination and remain in full force and effect thereafter.

         Section 12.       MISCELLANEOUS.

                  12.1 PRESS RELEASES AND ANNOUNCEMENTS. No party will issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing Date without the prior approval of the other party; provided that any party may make any public disclosure it believes in good faith is required by Law or by the rules and regulations of any stock exchange on which the securities of such party are listed (in which case the disclosing party will advise the other party prior to making such disclosure).

                  12.2 EXPENSES. Each of the parties hereto will bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. The Seller and the Purchaser will each pay fifty percent (50%) of all sales, use, transfer and documentary taxes and recording and filing fees applicable to the transfer of the Purchased Assets to the Purchaser or to any other transaction contemplated by this Agreement; provided, however, that with respect to the foregoing, the Purchaser will not be liable for any amount in excess of $45,000.

                  12.3 REMEDIES. Any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies that such party may have been granted at any time under any other agreement or contract and all of the rights that such party may have under any Law. Any such party will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

                  12.4 CONSENT TO AMENDMENTS. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Seller and the Purchaser. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of such parties.

                  12.5 SUCCESSORS AND ASSIGNS. No party hereto may assign or delegate any of such party's rights or obligations under or in connection with this Agreement or any Ancillary Agreement without the written consent of the other party hereto; provided that the Purchaser may without the written consent of the Seller assign its rights under this Agreement or any of the Ancillary Agreements to one or more Affiliates of the Purchaser or to any Person acquiring all or substantially all of the Purchased Assets from the Purchaser. No assignment by the Purchaser pursuant to the proviso of the preceding sentence will release the Purchaser of any of its obligations under this Agreement or any Ancillary Agreement or waive or release any right or remedy the Seller may have against the Purchaser hereunder or thereunder. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement or in any Ancillary Agreement by or on behalf of any of the parties hereto or thereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

                  12.6 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                  12.7 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

                  12.8 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                  12.9 NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one business day after the date when sent to the recipient by reputable express courier service (charges prepaid) or three business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Purchaser and the Seller at the addresses indicated below:

         If to the Purchaser:        Ezenia! Inc.
                                     63 Third Avenue
                                     Burlington, MA  01803
                                     Attention:     Stephen G. Bassett,
                                                    Chief Financial Officer
                                     Telecopy No.: (781) 505-2567

                  With a copy (which
                  will not constitute
                  notice) to:                Bingham Dana LLP
                                             150 Federal Street
                                             Boston, MA 02110
                                             Attention:  David L. Engel, Esq.
                                             Telecopy No.:  (617) 951-8736

         If to the Seller:           Electronic Systems Division
                                     General Dynamics Electronic Systems
                                     100 Ferguson Drive
                                     Mountain View, California  94043
                                     Attention:  Michael W. Kauffman, Esq.
                                                 Vice President and
                                                 General Counsel
                                     Telecopy No.: (650) 966-2090

                  With a copy (which
                  will not constitute
                  notice) to:            Jenner & Block
                                         601 Thirteenth Street, N.W.
                                         Suite 1200 South
                                         Washington, D.C.  20005
                                         Attention:  Jacqueline C. Bares, Esq.
                                         Telecopy No.:  202/639-6860

or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.

                  12.10 NO THIRD-PARTY BENEFICIARIES. This Agreement will not confer any rights or remedies upon any Person other than the Seller and the Purchaser and their respective successors and permitted assigns.

                  12.11 ENTIRE AGREEMENT. Other than the letter agreement, dated as of December 8, 2000, by and between the parties (which letter agreement shall remain in effect until the Closing Date), this Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

                  12.12 CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

                  12.13 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  12.14 GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE.


                                    * * * * *

                  IN WITNESS WHEREOF, the parties hereto have executed and deliver this Agreement on the date first written above.


                         EZENIA! INC.

                         By:      /s/ STEPHEN G. BASSETT
                                 --------------------------------------------
                                 Stephen G. Bassett, Chief Financial Officer


                         GENERAL DYNAMICS GOVERNMENT SYSTEMS CORPORATION

                         By:      /s/ JOHN F. STEWART, JR.
                                 --------------------------------------------
                                 John F. Stewart, Jr., Vice-President